Exhibit 10.22
CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXCLUSIVE LICENSE AGREEMENT
This exclusive license agreement (“Agreement”) is made effective February 18, 2021 (“Effective Date”), by and between The Regents of the University of California, a California public corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, CA 94607-5200 (“The Regents”), acting through The Technology Development Group of the University of California, Los Angeles (“UCLA”), located at 10889 Wilshire Boulevard, Suite 920, Los Angeles, CA 90095-7191, and Kalthera, Inc. (“Licensee”), a Delaware corporation having a principal place of business at 2629 Townsgate Rd., Suite 235, Westlake Village, CA 91361.
RECITALS
WHEREAS, The Regents own certain rights in the Patent Rights which claim, and Associated Technology which pertains to, invention(s) arising out of the laboratory of Yvonne Chen in the course of research at UCLA;
WHEREAS, UCLA Case No. [*] is co-owned with Seattle Children’s Hospital d/b/a Seattle Children’s Research Institute (“SCRI”), and The Regents and SCRI have entered into an Inter-Institutional Agreement giving The Regents the exclusive right and final authority to negotiate, execute, and administer licenses to SCRI’s interest in the Patent Rights;
WHEREAS, Licensee is a “small entity” as defined in 37 CFR 1.27(a)(2) for the purposes of determining whether The Regents is eligible for reduced patent fees;
WHEREAS, as part of its public mission to bring products to the marketplace, The Regents uses good faith efforts to enable underserved communities, which have limited access to adequate quantities of medical innovations arising from UCLA’s laboratories, to have affordable access to these innovative products;
WHEREAS, The Regents and Licensee previously entered into the following agreements: [*]; and
WHEREAS, Licensee desires a license to the Patent Rights and Associated Technology and The Regents is willing to grant such license pursuant to the provisions herein below.
NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and sufficient consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:
1.DEFINITIONS
As used in this Agreement, the following terms, whether used in the singular or plural, will have the following meanings:
1.1“Affiliate” means any entity which, directly or indirectly, Controls Licensee, is Controlled by Licensee, or is under common Control with Licensee. “Control” means (i) having the actual, present capacity to elect a majority of the directors, or the power to direct greater than fifty percent (50%) of the voting rights entitled to elect directors, of such entity; or (ii) in any country where the local law will not permit foreign equity participation of a majority, the ownership or control (directly or indirectly) of the maximum percentage of such outstanding stock or voting rights permitted by local law. For clarity, an entity will be deemed an Affiliate of Licensee solely for the term during which it satisfies the foregoing definition.
1.2“Associated Technology” means The Regents’ interest in technical information, copyrightable works, processes, procedures, compositions, devices, tangible materials, methods, formulas, protocols, techniques, software, designs, drawings and/or data that satisfies all of the following: (i) it exists as of the Effective Date of this Agreement, (ii) it was created by the inventors of the Patent Rights, and (iii) it is expressly identified in Appendix F of this Agreement. For the avoidance of doubt, Associated Technology (a) need not be, and The Regents will have no obligation to keep Associated Technology, confidential or as a trade secret, and (b) will not include anything that is created after the Effective Date unless and until the parties enter into a written amendment to this Agreement to add such Associated Technology to Appendix F (such as for example results from a sponsored research agreement).
1.3“BLA” means a Biologics License Application (as more fully described in 21 CFR §601, et seq., or its successor regulation) filed with the FDA, or any successor application thereto.
1.4“FDA” means the United States Food and Drug Administration or any successor agency thereto.
1.5“Field of Use” means all fields of use.
1.6“First Commercial Sale” or “FCS” means the first sale of any Licensed Product by Licensee or a Sublicensee that would be included in the calculation of Net Sales and thereby trigger an Earned Royalty obligation to The Regents, following approval of its marketing by the appropriate governmental agency for the country in which the sale is to be made. When governmental approval is not required, “First Commercial Sale” means the first sale of any Licensed Product by Licensee or a Sublicensee that would be included in the calculation of Net Sales pursuant to this Agreement and thereby trigger an Earned Royalty obligation to The Regents. For clarity, no sale or other disposition of a Licensed Product by Licensee or a Sublicensee that, by the terms of the definition of Net Sales in Section 1.11, would be excluded from the calculation of Net Sales shall constitute a “First Commercial Sale” for purposes of this Agreement.
1.7“IND” means an Investigational New Drug application filed with the FDA pursuant to 21 C.F.R. §312, or any successor application thereto.
1.8“Licensed Product” means any product or service: (i) the manufacture, use, sale, offer for sale, importation, lease, disposition or provision of which would, absent the license granted hereunder, constitute infringement (including direct, contributory or inducement) of, or is covered by, any Valid Claim of the Patent Rights (a “Patent Rights Product”); and/or (ii) that is developed, made or provided through the use of Associated Technology (an “Associated Technology Product”). For clarity:
(a)if, at the time of First Commercial Sale of a Licensed Product, such Licensed Product is both a Patent Rights Product and an Associated Technology Product (and for so long thereafter as such Licensed Product is both a Patent Rights Product and an Associated Technology Product), then Licensee shall pay an Earned Royalty on such Licensed Product only at the rate(s) applicable to Patent Rights Products set forth in Section 4.3(i), and no Earned Royalty shall be payable on such Licensed Product as an Associated Technology Product under Section 4.3(ii) during such period;
(b)at such time as a Licensed Product that was both a Patent Rights Product and an Associated Technology Product at the time of First Commercial Sale of such Licensed Product in a country ceases to be a Patent Rights Product in such country, then, if (and only if) less than ten (10) years has elapsed since the First Commercial Sale of such Licensed Product in such country, Licensee shall pay an Earned Royalty on such Licensed Product at the rate applicable to Associated Technology Products under Section 4.3(ii) from the date such Licensed Product ceased to be a Patent Rights Product in such country until the expiration of the Royalty Term for such Associated Technology Product in such country; and
(c)a Licensed Product that is a Patent Rights Product at the time of First Commercial Sale in a country but is also not an Associated Technology Product at the time of such First Commercial Sale shall never become an Associated Technology Product, and no Earned Royalty shall ever be payable on such Licensed Product under Section 4.3(ii), provided that such Licensed Product may become subject to Section 4.3.C to the extent expressly set forth in such paragraph.
Licensee acknowledges that Patent Rights Products and Associated Technology Products are the sole Licensed Products contemplated as of the Effective Date to be commercialized pursuant to this Agreement; if Licensee or a Sublicensee desires to commercialize any Licensed Product that is neither a Patent Rights Products and Associated Technology Product, the parties will confer and amend this Agreement to specify additional milestones, if any, and the royalty percentage to apply to such other Licensed Product.

1.9“Licensed Territory” means (i) with respect to Patent Rights, all territories where Patent Rights exist or may come to exist, and (ii) with respect to Associated Technology, the entire world.
1.10“NDA” means a New Drug Application (as more fully defined in 21 CFR 314.5, et seq.) filed with the FDA, or any successor application thereto.
1.11“Net Sales” means the gross amounts amount invoiced or otherwise charged (including fair market value of any non- cash consideration) by Licensee and Sublicensees (in each case, a “Selling Party”) for sales or other dispositions of Licensed Products to Third Parties, less the following amounts to the extent specifically attributable to Licensed Products and actually granted, allowed, taken or incurred (if not previously deducted from the amount invoiced): [*].
The deductible items listed in subparagraphs [*] above shall be either included as line items on the invoice or otherwise documented as being specifically attributable to sales of Licensed Products. No particular amount identified above shall be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).
Sale or other disposition of Licensed Product by a Selling Party to another Selling Party for resale by such other Selling Party to a Third Party (other than a Selling Party) shall not be deemed a sale for purposes of this definition of “Net Sales,” provided that the subsequent resale is included in the computation of Net Sales, and provided further that if such subsequent resale does not occur within [*] of the initial sale or disposition of the Licensed Product, then Net Sales will be calculated as the total amount invoiced or otherwise charged (including fair market value of any non-cash consideration) for such initial sale or disposition. In the event of any sale or other disposition of Licensed Product (1) for any consideration other than exclusively monetary consideration on bona fide arm’s-length terms, or (2) between any of Licensee, Sublicensees, or their respective affiliates for end use or consumption by Licensee or such Sublicensees or affiliates, then in each case the Net Sales for such Licensed Product shall be deemed to be equal to the average amount invoiced or otherwise charged to customers in arm’s length transactions (for cash only) for such Licensed Products over the preceding [*].
Notwithstanding the foregoing, [*] shall be disregarded in determining Net Sales.
1.12“Patent Action” means the preparation, filing, prosecution and maintenance of patent applications and patents in the Patent Rights, including reexaminations, interferences, oppositions, inventorship related matters, and any other ex parte or inter partes matters (e.g., inter partes review petitions) originating or conducted in a patent office.
1.13“Patent Rights” means The Regents’ (and SCRI’s with respect to UCLA Case No. [*]) interest in: (i) the patents and patent applications expressly identified in Appendix A; (ii) any patent applications claiming priority to any of those identified in subpart (i) such as utility filings, divisionals, substitution applications, continuations and continuations-in-part (but, in the case of continuations-in-part, solely to the extent of those claims that are both entirely supported by the specification and entitled to the priority date of any patent application or patent identified in subpart (i) above); (iii) any patents issuing from any patent application identified in subparts (i) and (ii) above, including reissues, reexaminations, renewals and substitutions, as well as any applicable patent extensions or term adjustments, and supplementary protection certificates; and (iv) any foreign counterparts of any patent application or patent identified in subparts (i)-(iii) above.
1.14“Phase 1 Clinical Trial” means a human clinical trial that would satisfy the requirements for a Phase 1 study as defined in 21 CFR § 312.21(a), regardless of where such clinical trial is conducted.
1.15“Phase 2 Clinical Trial” means a human clinical trial that would satisfy the requirements for a Phase 2 study as defined in 21 CFR § 312.21(b), regardless of where such clinical trial is conducted.
1.16“Phase 3 Clinical Trial” means a human clinical trial that would satisfy the requirements for a Phase 3 study as defined in 21 CFR § 312.21(c), regardless of where such clinical trial is conducted.
1.17“Royalty Term” has the meaning provided in Section 4.3.
1.18“Selling Party” has the meaning provided in Section 1.11.

1.19“Sublicense” has the meaning provided in Section 3.1.
1.20“Sublicensee” has the meaning provided in Section 3.1.
1.21“Sublicensing Income” means any consideration (including, without limitation, any licensing or optioning fees, or license maintenance fees, or milestone payments, and fair market value of any non-cash consideration) received by, or payable to, Licensee from any Sublicensee, in consideration for the grant of a Sublicense; provided, however, that if Licensee receives any milestone payment for the achievement by a Sublicensee of a milestone event for which Licensee is obligated to pay The Regents a Milestone Payment under Section 4.7, then only the amount by which the milestone payment received by Licensee from the Sublicensee exceeds the Milestone Payment payable (and paid) by Licensee to The Regents for such Sublicensee’s achievement of such milestone event shall be considered Sublicensing Income (so long as Licensee also pays such Milestone Payment to The Regents); and provided, further, that Sublicensing Income excludes:
(a)[*] ;
(b)[*];
(c)[*]; and
(d)[*].
1.22“Third Party” means any entity other than The Regents, SCRI, and their affiliated entities, and Licensee and its Affiliates.
1.23“Third Party Licenses” has the meaning provided in Section 4.3.
1.24“Valid Claim” means any pending or issued claim in the Patent Rights that has not irrevocably: (i) expired; (ii) been disclaimed, cancelled or superseded, or if cancelled or superseded, has not been reinstated; and (iii) been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country, in all cases from which no further appeal has or may be taken.
2.GRANT
2.1License. Subject to the limitations and other terms and conditions set forth in this Agreement, including the limitations outlined in Section 2.2 below, The Regents hereby grants to Licensee an exclusive license under the Patent Rights and a nonexclusive license with respect to the Associated Technology, in each case, to make, have made, use, sell, have sold, offer for sale and import Licensed Products in the Field of Use in the Licensed Territory.
Licensee shall have the right, in its discretion, to extend the licenses granted to Licensee hereunder to one or more of Licensee’s Affiliates, provided that if any such Affiliate ceases to satisfy the definition of Affiliate (i.e., such entity becomes a Third Party), then any license extended to such Third Party pursuant to this Section 2.1 shall terminate on the date it ceases to satisfy the definition of Affiliate, but Licensee may grant a sublicense to such Third Party in accordance with, and on the terms and conditions of, Section 3. Affiliates to which Licensee extends the licenses granted to Licensee hereunder shall have all of the same rights and obligations, financial and otherwise, that Licensee has under this Agreement. Acts, omissions and liabilities of an Affiliate are considered to be those of Licensee under this Agreement, and Licensee is responsible and liable for all such acts, omissions and liabilities, including without limitation payment to The Regents of royalties or other consideration due to The Regents hereunder.
2.2License Conditions. The license granted in Section 2.1 is subject to the following:
A.The Regents and SCRI expressly reserves the right (a) for itself and other nonprofit and academic research institutions (i) to use Patent Rights and Associated Technology for educational and research purposes (including clinical research and research sponsored by commercial entities), and (ii) to publish results arising therefrom, and (b) for the University of California (“UC”) to offer and perform clinical diagnostic and prognostic services for patients in the UC healthcare system. The foregoing reserved rights specifically exclude any right for The Regents, so long as Licensee’s license to the Patent Rights remains exclusive, to sell, have sold or offer for sale any Licensed Product (other than a transfer to another academic or research institution under a bailment or materials transfer arrangement pursuant to which the transferee pays or reimburses The Regents for the costs of such Licensed Product), or to grant any Third Party any right or license to sell, have sold or offer for sale any Licensed Product.
B.The Regents’ grant to the U.S. Government of a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the invention claimed by the Patent Rights throughout the world. Licensee agrees (and will require all Sublicensees to agree in writing) that, unless a valid waiver is obtained from the applicable funding agency at Licensee’s written request, Licensee’s exclusive right to use or sell any Licensed Products in the United States is subject to the obligation that such Licensed Product will be manufactured substantially in the United States, to the extent required by 35 U.S.C. § 204 and applicable regulations of Chapter 37 of the Code of Federal Regulations.
3.SUBLICENSES
3.1Permitted Sublicensing. The Regents also grants to Licensee the right to sublicense to Third Parties the rights licensed to Licensee hereunder through up to [*] Sublicensees so long as Licensee’s license under the Patent Rights remains exclusive (each, a “Sublicense” and each such Third Party that receives a Sublicense, a “Sublicensee”). All Sublicenses must be in writing and will be subject to, and contain terms consistent with, the terms in this Agreement, including, without limitation, the provisions contained in Articles 2.2 (License Conditions), 3 (Sublicenses), 4.4 (Validity Challenge), 7 (Books and Records), 9 (Use of Names and Trademarks), 10 (Limited Warranty and Liability), 12 (Patent Marking), 13 (Patent Infringement), 14 (Indemnification), 18 (Compliance with Laws), and 19 (Confidentiality). For clarity, [*]. For the purposes of this Agreement, the operations of all Sublicensees will be deemed to be the operations of Licensee, for which Licensee will be responsible and liable. Licensee must provide The Regents with a copy of each Sublicense issued, including any agreements and amendments executed in relation thereto, within [*] of its execution, provided that [*].
3.2Sublicenses Upon Termination. Upon termination of this Agreement, all Sublicenses will terminate, except that any outstanding Sublicense with a Qualified Sublicensee (defined below) will automatically be assigned by Licensee to, and assumed by, The Regents, subject to this Section 3.2. As a condition to any such assignment, a Qualified Sublicensee shall furnish to The Regents the completed contact information form attached hereto as Appendix C within [*] of termination of this Agreement. Any such assigned Sublicense will remain in full force and effect with The Regents as the licensor or sublicensor instead of Licensee, but the duties of The Regents under the assigned Sublicense will not be greater than the duties of The Regents under this Agreement, and the rights of The Regents under the assigned Sublicense will not be less than the rights (i.e., financial and other rights) of The Regents under this Agreement. However, at the option and written request of The Regents, a Qualified Sublicensee will enter into a new direct license agreement with The Regents with respect to the same scope of license under the Patent Rights and Associated Technology, including the same field of use and territories, as in its Sublicense and on substantially the same terms and conditions as this Agreement (such direct license the “New License”). If The Regents requests in writing that a Qualified Sublicensee enter into a New License in accordance with this Section 3.2 and delivers a copy of such New License to such Qualified Sublicensee, such Qualified Sublicensee will execute and deliver such New License to The Regents within [*] of receipt of such New License, failing which the Sublicense granted to such Qualified Sublicensee will terminate and The Regents will have no further obligation to such Qualified Sublicensee. “Qualified Sublicensee” means a Sublicensee that meets all of the following criteria: [*].
4.CONSIDERATION
4.1License Fee. In partial consideration for the License, Licensee will pay to The Regents a license issue fee of [*] within [*] of the Effective Date. This fee is non-refundable and is not an advance against royalties.
4.2License Maintenance Fee. Licensee must pay to The Regents the applicable annual license maintenance fee set forth below (“License Maintenance Fee”) beginning on [*] of the Effective Date and continuing annually on each anniversary date of the Effective Date until the First Commercial Sale of the first Licensed Product anywhere in the world (whereupon Licensee’s obligation to pay License Maintenance Fees under this Section 4.2 will terminate and Licensee’s obligation to pay Minimum Royalties under Section 4.5 will become effective). License Maintenance Fees are non- refundable and are not an advance against royalties.

[*]

4.3Earned Royalty.

A.Subject to paragraphs (a), (b) and (c) of Section 1.8, Licensee must pay to The Regents an earned royalty with respect to Net Sales as follows (each an “Earned Royalty”):
(i)Applied to Net Sales on a per Patent Rights Product basis: [*] on the first [*] of cumulative Net Sales, and [*] with respect to Net Sales thereafter, and
(ii)Applied to Net Sales of Associated Technology Products: [*].
B.The Earned Royalty will be payable on a Licensed Product-by-Licensed Product and country-by-country basis, from the date of the First Commercial Sale of a Licensed Product in a country until: (a) for Patent Rights Products, the expiration of the last to expire Valid Claim of the Patent Rights covering the manufacture, use, sale, offer for sale or import of such Licensed Product in such country; and (b) for Associated Technology Products that are not Patent Rights Products (including, without limitation, an Associated Technology Product that was a Patent Rights Product at the time of First Commercial Sale in such country but ceases to be a Patent Rights Product in such country prior to [*] from the First Commercial Sale of such Licensed Product in such country), [*] from the First Commercial Sale of such Licensed Product in such country (in each case ((a) or (b)), as applicable, the “Royalty Term”). On a Licensed Product-by-Licensed Product and country-by-country basis, upon expiration of the Royalty Term with respect to a Licensed Product in a country, the license granted to Licensee hereunder with respect to Associated Technology in relation to such Licensed Product in such country shall automatically become royalty-free, fully paid-up, irrevocable and perpetual.
C.On a Patent Rights Product-by-Patent Rights Product basis, solely with respect to a Patent Rights Product that is also not an Associated Technology Product, if the First Commercial Sale of such Patent Rights Product in at least one of the United States and the European Union has not occurred before the date that is [*] years prior to the expiration date of the longest-lived Valid Claim of the Patent Rights covering the manufacture, use, sale, offer for sale or import of such Patent Rights Product in such jurisdiction, then the Earned Royalty rates for such Patent Rights Product shall be increased such that the new Earned Royalty rates for Net Sales of such Patent Rights Product shall instead be (i) [*] on the first [*] of cumulative Net Sales of such Patent Rights Product, and (ii) [*] of Net Sales of such Patent Rights Product thereafter. For the avoidance of doubt, [*].
D.All Earned Royalties under this Agreement will be computed and paid for each calendar quarter no later than the date the royalty report for such calendar quarter is due under Section 6.2. For purposes of calculating Net Sales, a Licensed Product will be deemed to have been sold upon the earliest of the following (as applicable): [*].
E.If, with respect to a given country, Licensee or a Sublicensee is required to obtain one or more licenses under patent rights owned or controlled by a Third Party that are necessary for the manufacture, use, sale, offer for sale or import of a Licensed Product in such country (“Third Party Licenses”), [*] of the royalties actually paid under such Third Party Licenses by Licensee or its Sublicensee for sales of such Licensed Product in such country will be creditable against the Earned Royalty due The Regents on Net Sales of such Licensed Product in such country; provided, however, that in no event will the Earned Royalty due The Regents hereunder with respect to Net Sales of such Licensed Product in such country in any calendar quarter be reduced by more than [*] as a result of any and all such credits in the aggregate. Licensee (or a Sublicensee, as applicable) shall use commercially reasonable efforts to include in each Third Party License a royalty anti-stacking provision that is substantially similar to the foregoing provision. On a Third Party License-by-Third Party License basis, prior to the first reduction of any Earned Royalty due The Regents under this Agreement by reason of royalties paid under a Third Party License, Licensee shall disclose to The Regents in writing the royalty obligations under such Third Party License and the patent rights licensed under such Third Party License, and, at The Regents’ request, the parties shall discuss the subject matter of the Third Party patent rights and the reasons for Licensee’s or its Sublicensee’s determination that such Third Party License was necessary for the manufacture, use, sale, offer for sale or import of a Licensed Product in the applicable country(ies).
4.4Validity Challenge. If Licensee or a Sublicensee, itself or through a third party, institutes any proceeding that contests the validity of any Patent Right during the term of this Agreement, Licensee agrees to pay to The Regents, directly and not into any escrow or other account, all royalties and other amounts due in view of Licensee’s and its Sublicensees’ activities under this Agreement during the period of challenge and The Regents’ attorneys’ fees in defending such action. Should the outcome of such contest determine that any challenged patent claim is valid, Licensee (or its Sublicensee, as applicable) will thereafter, and for the remaining term of this Agreement, pay (i) a royalty rate of [*] and (ii) [*].

4.5Minimum Annual Royalty. Licensee must pay to The Regents the following minimum annual royalties (“Minimum Annual Royalties”) on or before [*] of each calendar year (“CY”) following the CY in which the First Commercial Sale of the first Licensed Product anywhere in the world occurs (the “FCS CY”) and continuing for the remaining term of this Agreement thereafter. The Minimum Annual Royalty paid in a CY will be credited against the Earned Royalty due and owing with respect to Net Sales made during such CY.

[*]

4.6Sublicensing Income. In addition to pass-through royalties on Net Sales of Licensed Products by Sublicensees under Section 4.3, Licensee will pay to The Regents the applicable percentage set forth below of Sublicensing Income received by Licensee from each Sublicensee (“Sublicensing Payments”), with such applicable percentage to be determined based on the stage of development of the most advanced Licensed Product at the time the applicable Sublicense is executed:
A.[*] of Sublicensing Income received under or on account of a Sublicense that is executed [*];
B.[*] of Sublicensing Income received under or on account of a Sublicense that is executed [*]; and
C.[*] of Sublicensing Income received under or on account of a Sublicense that is executed [*].
All Sublicensing Payments shall be paid within [*] of receipt thereof. Sublicensing Income may not be prorated when the Patent Rights are bundled with other intellectual property, without The Regents’ prior written consent. For the avoidance of doubt, all payments and consideration that Licensee or a Sublicensee receives as a result of the sale or other disposition of Licensed Products (subject to the deductions and exclusions specified in the definition of Net Sales) will be accounted for by Licensee in the form of an Earned Royalty under Section 4.3, and all payments and consideration that Licensee receives as a result of the grant of a Sublicense (subject to the exclusions specified in the definition of Sublicensing Income) will be accounted for by Licensee in the form of Sublicensing Payments under this Section 4.6.
4.7Milestone Payments. For each Licensed Product, Licensee must make each of the following payments (“Milestone Payments”) to The Regents within [*] of the first achievement (whether by Licensee or a Sublicensee or a Third Party acting on behalf of Licensee or a Sublicensee) of the corresponding milestone event indicated below by such Licensed Product.
A.[*].
B.[*].
C.[*].
For clarity, each of the Milestone Payments set forth above will be payable only one time per Licensed Product, for the first achievement of the applicable milestone event by a Licensed Product, regardless of how many times a given Licensed Product achieves such milestone event. Solely for purposes of this milestone payment provision, [*].
4.8Payment Terms. All consideration due The Regents will be payable and will be made in United States dollars by check payable to “The Regents of the University of California” or by wire transfer to an account designated by The Regents, provided The Regents may assign its interest in any consideration it is to receive pursuant to this Agreement to another entity. Licensee is responsible for all bank or other transfer charges. When Licensed Products are sold for monies other than United States dollars, the Earned Royalties and other consideration will first be determined in the foreign currency of the country in which such Licensed Products were sold and then converted into equivalent United States dollars at the rate of exchange for such currency used throughout the applicable Selling Party’s accounting system for financial reporting purposes for the calendar quarter for which payment is due.

A.Taxes. Sublicensing Income, Earned Royalties, and other consideration accrued in any country outside the United States may not be reduced by any taxes, fees or other charges imposed by the government of such country.
B.Interest. In the event that monies are not received by The Regents when due, Licensee will pay to The Regents interest at a rate of [*] simple interest per annum. Such interest will be calculated from the date payment was due until actually received by The Regents. Such accrual of interest will be in addition to and not in lieu of, enforcement of any other rights of The Regents due to such late payment.
4.9Equity. As additional consideration for this Agreement, Licensee shall, within [*] of The Regents’ execution and delivery to Licensee of a Stock Issuance Agreement in substantially the form attached hereto as Appendix E, issue and deliver to The Regents a number of shares of common stock of Licensee as set forth in the Stock Issuance Agreement.
4.10Other UCLA License Agreements. If Licensee is obligated to pay The Regents a payment (other than for patent cost reimbursement), [*] (any such payment a “License Payment”), with respect to a given Licensed Product (as such term is defined in this Agreement) under one or more other active license agreements with The Regents that include patents listing UCLA employees as inventors on them (such other license agreements “Other UCLA License Agreements”), such License Payment due hereunder will be reduced by [*].
5.COMMERCIAL DILIGENCE
5.1Development of Licensed Products. Licensee will diligently proceed, directly and/or through a Sublicensee, to research, develop, and seek marketing approval for, Licensed Products and, following receipt of marketing approval therefor, to market and sell Licensed Products in quantities sufficient to meet the market demands therefor. Licensee or a Sublicensee will obtain all necessary governmental approvals in each country where Licensed Products are manufactured, used, sold, offered for sale or imported.
5.2Development Milestones. On or before the dates indicated below, Licensee will achieve each of the following development milestones with respect to a Licensed Product (“Development Milestones”). If Licensee fails to achieve a Development Milestone by the deadline set forth below (taking into account any allowed extensions of these deadlines as set forth herein), then [*]. This right, if exercised by The Regents, supersedes the rights granted in Section 2 (GRANT).
A.[*].
B.[*].
C.[*].
D.[*].
E.[*].
F.[*].
G.[*].
H.[*].
Licensee may extend the deadline to meet any of these Development Milestones in [*] increments, but not more than [*], not more than [*], and not more than [*] in total across all Development Milestones, by making a [*] payment to The Regents for each milestone extension. In the event of any extension, the deadlines to meet any later occurring Development Milestones will be similarly extended.
5.3Affordable Access Plan. Within [*] of the First Commercial Sale of a Licensed Product in the U.S. or Europe (whichever occurs first), Licensee will provide The Regents with either (a) an Affordable Access Plan (defined below), or (b) a written explanation as to why such an Affordable Access Plan is not needed or infeasible. In the case of (b), Licensee agrees to discuss such reasoning with The Regents in good faith within [*] (“Initial Discussion”) and, if following such Initial Discussion The Regents concludes an Affordable Access Plan is reasonable and desired, to provide an Affordable Access Plan to The Regents within [*] of such Initial Discussion. The “Affordable Access Plan” shall include the following -- to the extent such Plan includes confidential information, Licensee will also provide a non-confidential version or statement of such Plan that The Regents can make available to third parties:
A.A specified set of low- and middle-income countries (“LMICs”) in which the Licensee does not intend to commercialize the Licensed Products (the “Non-Commercialized Territory”); and
B.Licensee’s and/or its Sublicensees’ plans (including strategies and timelines) reasonably intended to support affordable access in LMICs and Non-Commercialized Territories, such as through licensing or partnerships including with non-profit organizations.
Within [*] of The Regents’ request (but no more often than once annually), Licensee agrees to confer with The Regents to review Licensee’s progress, and to consider in good faith any reasonable modifications suggested by The Regents, with respect to its Affordable Access Plan (“Progress Discussions”). For clarity, while The Regents may invite a designated entity to join either the Initial and/or Progress Discussions under this Section 5.3, such discussions will at all times be made subject to the confidentiality obligations set forth in Section 19 (Confidentiality).
6.PROGRESS AND ROYALTY REPORTS
6.1Progress Reports. Beginning on [*], and continuing [*] thereafter until the First Commercial Sale of a Licensed Product anywhere in the world, and annually [*] of each year after such First Commercial Sale, Licensee will complete and submit to The Regents the progress report form attached to this Agreement as Appendix D.
6.2Royalty Reports. Beginning with the First Commercial Sale and continuing for the term of this Agreement, Licensee will make quarterly royalty reports to The Regents on or before [*]. Each royalty report will cover Licensee’s most recently completed calendar quarter and will include at least the information identified in the Royalty Report attached hereto as Appendix B (ROYALTY STATEMENT), including a breakdown of the Earned Royalties on a Licensed Product-by-Licensed Product basis, as well as identification of which of the Patent Rights cover each such Licensed Product.
7.BOOKS AND RECORDS
7.1Accounting. Licensee must keep, and will cause its Sublicensees to keep, accurate financial and development books and records of all Licensed Products in development, manufactured, used, sold, transferred, provided, or otherwise disposed of, and all Sublicensing Income and other amounts received under a Sublicense, as necessary to determine the amount of Earned Royalties and Sublicensing Income payments due to The Regents hereunder and Licensee’s compliance with its financial and Development Milestone obligations hereunder. Books and records must be preserved for at least [*] from the date of the royalty payment to which they pertain.
7.2Auditing. Books and records kept in accordance with Section 7.1 (as well as any books and records that Licensee elects to retain for longer than [*] period set forth in Section 7.1 above) shall be available, upon [*] prior written notice to Licensee, during normal business hours, for examination and copying by an independent certified public accounting firm selected by The Regents and reasonably acceptable to Licensee for the purpose of verifying the calculation of royalties and other payments due under Section 4 and Licensee’s reporting obligations with respect thereto, as well as its reporting with respect to its Development Milestone obligations under this Agreement. In conducting examinations pursuant to this Section 7.2, the independent certified public accounting firm shall have access to all records which such accountant reasonably believes to be relevant to the calculation of royalties and other payments under Section 4 and Licensee’s reporting obligations with respect thereto, as well as to Licensee’s reporting with respect to its Development Milestone obligations under this Agreement. Licensee may require such accounting firm to execute a reasonable and customary confidentiality agreement with Licensee. Such accounting firm may disclose to The Regents its audit report and any information, including, without limitation, work papers, notes, interim reports and other work product of the accountant (but excluding any direct source documents of Licensee or any Sublicensee), that the accounting firm reasonably believes to be relevant to the calculation of royalties and any other payments under Section 4 and Licensee’s reporting obligations with respect thereto, which The Regents will maintain as Confidential Information pursuant to this Agreement (but for clarity, The Regents will have the right to use all such information to enforce the rights it has under this Agreement). If The Regents asserts Licensee has underpaid under the Agreement, then The Regents agrees to provide Licensee with copy of The Regents’ accounting firm’s audit report to Licensee that supports such determination. If The Regents’ accounting firm’s audit report indicates that Licensee has underpaid under this Agreement, Licensee shall remit the amount of such underpayment to The Regents within [*] of receipt of the audit report. The Regents will bear the fees and expenses of examination, but if an underpayment of more than [*] of the total amounts due for any year is discovered in any such examination, then Licensee will bear the fees and expenses of that examination.
8.LIFE OF THIS AGREEMENT
8.1Term. The term of this Agreement will commence on the Effective Date and, unless earlier terminated in accordance with this Section 8, continue until the expiration of the last-to-expire Royalty Term for any and all Licensed Products. The termination or expiration of this Agreement will not relieve Licensee of its obligation to pay any fees, royalties or other payments owed to The Regents at the time of such termination or expiration and will not impair any accrued right of The Regents, including the right to receive Earned Royalties in accordance with Section 4 (Consideration). Upon early termination (but not expiration) of this Agreement, Licensee will provide The Regents with written certification that it has ceased all use of the Patent Rights and the related Licensed Product lines, except to the extent expressly permitted by, and subject to the terms of, Section 8.4. Upon expiration (but not early termination) of this Agreement, the license granted to Licensee to Associated Technology pursuant to Section 2.1 shall become royalty-free, fully-paid, irrevocable and perpetual.
8.2Termination by The Regents.
A.If Licensee fails to perform or violates any term of this Agreement or fails to timely pay any amount when due, or after the date of First Commercial Sale fails to sell Licensed Products for [*], then The Regents may give written notice of default (“Notice of Default”) to Licensee. If Licensee fails to repair the default within [*] of the effective date of Notice of Default, The Regents may terminate this Agreement and its licenses by a second written notice (“Notice of Termination”). If a Notice of Termination is sent to Licensee, this Agreement will automatically terminate on the effective date of such Notice of Termination.
B.The Regents shall have the right to terminate this Agreement upon written notice to Licensee if (i) Licensee files a voluntary petition in bankruptcy, (ii) an involuntarily petition in bankruptcy is filed against Licensee and such petition is not dismissed within [*] of filing, (iii) Licensee makes an assignment for the benefit of creditors, or (iv) the business or assets of Licensee are placed in the hands of a receiver, assignee or trustee.
8.3Termination by Licensee. Licensee may terminate this Agreement at any time by providing a notice of termination to The Regents with a statement confirming it has abandoned the commercialization of Licensed Products, which termination will be effective [*] from the date such termination notice is sent by Licensee. Licensee may terminate its obligations under this Agreement with respect to Associated Technology only if it certifies in writing that it has destroyed and ceased all use of the Associated Technology (except, on an Associated Technology Product-by-Associated Technology Product basis, for use of the Associated Technology for an Associated Technology Product in a country for which the Royalty Term had expired prior to such termination), as well as any Associated Technology Products for which the applicable Royalty Term in a country had not expired prior to such termination.
8.4Disposition of Licensed Products on Hand Upon Termination. Upon termination of this Agreement, unless this Agreement was terminated by The Regents based on Licensee’s failure to timely pay financial obligations owed pursuant to this Agreement, Licensee may continue to sell any previously made Licensed Products during the [*] period immediately following the effective date of the termination of this Agreement; provided that, in such case, Licensee must continue to fulfill all obligations associated therewith as if this Agreement had not terminated, including the obligation to pay Earned Royalties on Net Sales of such Licensed Products and submit royalty reports by the due dates required under this Agreement.
8.5Accrued Rights and Obligations; Surviving Provisions. The termination or expiration of this Agreement will not relieve either party of any obligation accruing prior to termination or expiration, including Licensee’s obligation to pay any fees, Earned Royalties or other payments owed to The Regents at the time of such termination or expiration, and will not impair any accrued right of either party, including The Regents’ right to receive Earned Royalties in accordance with Section 4 (Consideration). In addition, the following provisions of this Agreement will survive termination or expiration of this Agreement: Sections 1 (Definitions); 3.2 (Sublicenses Upon Termination); 4.9 (Equity); 7 (Books and Records); 8.4 (Disposition of Licensed Products on Hand Upon Termination), 8.5 (Accrued Rights and Obligations; Surviving Provisions), 9 (Use of Names and Trademarks); 10 (Limited Warranty and Liability); 14 (Indemnification); 15 (Notices); 16 (Assignability); 17 (Governing Laws); 19 (Confidentiality); and 20 (Miscellaneous).

9.USE OF NAMES AND TRADEMARKS
9.1Use of Name. Nothing contained in this Agreement will be construed as conferring any right on either party, to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other party or of SCRI (including a contraction, abbreviation or simulation of any of the foregoing). The Regents and SCRI may list Licensee’s name as a licensee of technology from The Regents without further identifying the technology. Unless required by law or unless the required authorizations are obtained (contact [*] for more information), the use by Licensee of SCRI’s name, the name “Seattle Children’s Hospital”, the name “The Regents of the University of California” or the name of any campus of the University of California in advertising, publicity or other promotional activities is expressly prohibited.
10.LIMITED WARRANTY AND LIABILITY
10.1The Regents warrants to Licensee that it has the lawful right to grant this license. Except as expressly set forth in this Agreement, this license and the associated Patent Rights and Licensed Products and Associated Technology are provided by The Regents and SCRI WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED. NEITHER THE REGENTS NOR SCRI MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT USE OR COMMERCIALIZATION OF THE PATENT RIGHTS OR LICENSED PRODUCTS OR ASSOCIATED TECHNOLOGY WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS.
This Agreement does not express or imply (a) a warranty or representation as to the validity, enforceability, or scope of any Patent Rights or Associated Technology; (b) a warranty or representation that anything made, used, sold, offered for sale, imported or otherwise exploited under any license granted in this Agreement is or will be free from infringement of patents, copyrights, or other rights of third parties; (c) an obligation on behalf of The Regents, SCRI, or the U.S. Government to bring or prosecute actions or suits against third parties for patent infringement; (d) by implication, estoppel or otherwise, any grant of any license or other rights under any patents or other rights of The Regents, SCRI, or the U.S. Government, other than Patent Rights, regardless of whether such patents or other rights are dominant or subordinate to Patent Rights; or (e) any obligation for The Regents, SCRI, or the U.S. Government to furnish (i) any advancements, developments, or other improvements to the Patent Rights which are not entitled to the priority dates of Patent Rights, or (ii) any know-how, technology or information not provided in Patent Rights or Associated Technology.
10.2OTHER THAN WITH RESPECT TO LICENSEE’S OBLIGATIONS UNDER SECTION 14.1 (INDEMNIFICATION), IN NO EVENT WILL LICENSEE BE LIABLE TO THE REGENTS OR SCRI, NOR WILL THE REGENTS OR SCRI BE LIABLE TO LICENSEE OR ITS SUBLICENSEES (OR THEIR RESPECTIVE AFFILIATES), FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF LICENSEE OR ITS SUBLICENSEES (OR THEIR RESPECTIVE AFFILIATES), OR THE REGENTS OR SCRI, AS APPLICABLE, HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NEITHER THE REGENTS NOR SCRI WILL BE LIABLE FOR ANY DIRECT DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, JOINT VENTURES, OR AFFILIATES ARISING OUT OF OR RELATED TO PATENT RIGHTS TO THE EXTENT ASSIGNED OR LICENSED BY THE REGENTS’ OR SCRI’S INVENTORS TO THIRD PARTIES.
11.PATENT FILING, PROSECUTION AND MAINTENANCE
11.1Ownership and Prosecution. The Patent Rights will be held in the name of The Regents (and SCRI, as applicable). Subject to Licensee’s compliance with its Patent Cost reimbursement obligations under Section 11.2, The Regents shall diligently prosecute and maintain the Patent Rights using outside counsel selected by The Regents and shall instruct its outside counsel to provide copies of all correspondence filed with and received in relation to the Patent Rights from the applicable patent office (e.g., patent applications, office actions, office action responses, etc.) during the term of this Agreement to Licensee promptly following filing or receipt thereof, to provide Licensee with drafts of material submissions relating to Patent Rights for review reasonably in advance of the anticipated filing thereof, and Licensee may request The Regents’ counsel to provide to Licensee on a quarterly basis a rolling 12-month calendar of upcoming filing deadlines with respect to the Patent Rights. While The Regents will control all Patent Actions and all decisions with respect to Patent Actions, it will consider in good faith incorporating any reasonable comments or suggestions provided by Licensee with respect to Patent Actions and draft material submissions relating to Patent Rights, e.g., to amend any patent application under the Patent Rights to include claims reasonably requested by Licensee to protect the products contemplated to be sold by Licensee under this Agreement. Licensee has the right to provide instructions regarding Patent Actions via a written request to The Regents [*] prior to the deadline set by the patent office in the territory such Patent Action is to take place (a “Patent Prosecution Request”).

11.2Past & Ongoing Patent Costs. Licensee will bear all out-of-pocket costs incurred by The Regents for Patent Actions (“Patent Costs”). Licensee must reimburse to The Regents Patent Costs incurred prior to the Effective Date (“Past Patent Costs”) within [*] of Licensee’s receipt of an invoice from The Regents. As of the Effective Date, Past Patent Costs not previously reimbursed by Licensee total [*]. Licensee shall pay [*] within [*] of the Effective Date, [*] within [*] of the Effective Date, and the balance, [*] within [*] of the Effective Date. Licensee will also bear all documented Patent Costs incurred during the term of this Agreement (“Ongoing Patent Costs”). If The Regents’ patent counsel’s estimated cost for undertaking a given Patent Action exceeds [*] (for clarity, such estimate is on a per Patent Action basis), The Regents will inform Licensee of such estimate prior to the date when such costs are anticipated to be incurred, and Licensee will be required to pay in advance the estimated amount of such Ongoing Patent Costs (“Advanced Payment”) before The Regents authorizes its patent counsel to proceed with such Patent Action. Reimbursement by Licensee for all other Ongoing Patent Costs shall be due within [*] of Licensee’s receipt of an invoice from The Regents.
Failure to make this Advanced Payment before the date when such costs are due to The Regents will be deemed to be an election by Licensee not to secure the patent rights associated with the specific phase of patent prosecution in the applicable territory, and such patent application(s) and patent(s) will not be part of the Patent Rights and therefore not be subject to this Agreement, and Licensee will have no further rights or license to them. In the event that an Advanced Payment for anticipated Ongoing Patent Costs paid by Licensee is greater than the actual Ongoing Patent Costs incurred for the applicable Patent Action, the excess amount is creditable against future Ongoing Patent Costs. In the event that the actual Ongoing Patent Costs incurred for the applicable Patent Action exceed the Advanced Payment paid by Licensee, Licensee shall pay such excess Ongoing Patent Costs within [*] following Licensee’s receipt of an invoice from The Regents for such excess Ongoing Patent Costs. At The Regents’ sole discretion, rather than requiring an Advanced Payment for estimated Ongoing Patent Costs as described above, or with respect to any Ongoing Patent Costs for which an Advanced Payment is not required, The Regents may (1) bill Licensee for Ongoing Patent Costs after such amounts are incurred, in which case payment will be due to The Regents within [*] of Licensee’s receipt of an invoice from The Regents, or (2) have Ongoing Patent Costs directly billed to Licensee by The Regents’ patent counsel.
11.3Termination of Obligations & Rights. Licensee may terminate its license with respect to any or all of Patent Rights by providing written notice to The Regents (“Patent Termination Notice”). Termination of Licensee’s obligations with respect to such patent application or patent will be effective [*] after receipt of such Patent Termination Notice by The Regents. In addition, if Licensee fails to timely (i) provide a Patent Prosecution Request pursuant to Section 11.1, or (ii) pay for any Patent Costs as required by Section 11.2, then The Regents shall have the right to terminate this Agreement with respect to the applicable patent application(s) and patent(s) (subject to Licensee’s option to cure such breach pursuant to Section 8.2A). For the avoidance of doubt immediately effective upon such termination, Licensee will have no further right or license to such patent applications and patents and Licensee will remain liable for any Patent Costs incurred prior to such termination with respect to such patent applications and patents.
11.4Patent Extensions. If it is legally possible to extend the term of any patent included within the Patent Rights for a Patent Rights Product under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts, then Licensee will apply for such extension, unless Licensee, in its sole discretion, applies for an extension of the term of another patent (other than a patent within the Patent Rights) covering such Patent Rights Product, where (a) such other patent has a longer term than any applicable patent within the Patent Rights that covers such Patent Rights Product in the applicable jurisdiction or (b) Licensee determines in good faith after consultation with outside patent counsel that, based on the facts and circumstances, such other patent is less vulnerable to a successful patent challenge by a potential competitor desiring to obtain approval of a biosimilar for such Patent Rights Product than any applicable patent within the Patent Rights that covers such Patent Rights Product in the applicable jurisdiction. Licensee will prepare all documents and The Regents agrees to execute the documents and to take additional action as Licensee reasonably requests in connection therewith. Licensee will be liable for all costs relating to such application. If either party (in the case of The Regents, the licensing officer responsible for administration of this Agreement) receives notice pertaining to the infringement or potential infringement of any issued patent included with Patent Rights under the Drug Price Competition and Patent Term Restoration Act of 1984 (and/or foreign counterparts of this law) then that party will within [*] notify the other party after receipt of such notice of infringement.
12.PATENT MARKING
12.1Licensee will mark all Licensed Products or their containers in accordance with the appropriate patent number reference(s) in compliance with the requirements of applicable patent marking laws.

13.PATENT INFRINGEMENT
13.1Infringement Notice. In the event either party learns of infringement of potential commercial significance of any Patent Right, such party will promptly provide the other party with written notice, including evidence of such infringement, if available (“Infringement Notice”). For so long as Licensee’s license under the Patent Rights remains exclusive, neither Licensee nor The Regents (on behalf of itself or SCRI) will notify such infringer regarding such potential infringement until receiving the written permission of the other party, subject to Sections 13.2 and 13.3. For the avoidance of doubt, if Licensee breaches the foregoing restriction and a declaratory judgment action is filed by such infringer against The Regents (and/or SCRI, as applicable), then Licensee will reimburse The Regents for The Regents’ (and/or SCRI’s, as applicable) out of pocket costs in defending the Patent Rights as a result of such declaratory judgment. Notwithstanding the foregoing, in no event will publication of the Patent Rights, patent marking of Licensed Products, or any statement to the general public by Licensee of the fact that it has a license to the Patent Rights constitute a notice by Licensee to a third party of the existence of any Patent Rights in violation of this Section 13.1. Both The Regents and Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.
13.2Licensee-Initiated Suit and The Regents’ (and/or SCRI’s, as applicable) Joinder. If infringing activity of potential commercial significance by the infringer has not been abated within [*] following the date the Infringement Notice takes effect, then so long as Licensee’s license under Section 2.1 remains exclusive and such infringement falls within Licensee’s Field of Use and Licensed Territory, Licensee may institute suit for patent infringement against the infringer. The Regents or SCRI may voluntarily join such suit but may not otherwise commence suit against the infringer for the acts of infringement that are the subject of Licensee’s suit or any judgment rendered in that suit. Licensee may not join The Regents or SCRI as a party in a suit initiated by Licensee without The Regents’ or SCRI’s prior written consent. If The Regents or SCRI joins a suit initiated by Licensee, then Licensee will pay any costs incurred by The Regents or SCRI arising out of such suit, including but not limited to, any legal fees of counsel that The Regents (and/or SCRI, as applicable) selects and retains to represent it in the suit. Upon The Regents’ prior express written consent, Licensee will have the right to permit a Sublicensee to exercise Licensee’s rights under this Section 13.2.
13.3The Regents-Initiated Suit. If, within [*] following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if Licensee has not brought suit against the infringer, then The Regents or SCRI may institute suit for patent infringement against the infringer; provided that, at the request of Licensee, The Regents will, prior to instituting suit, give Licensee a reasonable opportunity to present any reasons why Licensee believes that such a suit by The Regents (and/or SCRI, as applicable) may have an adverse effect on the Licensed Products or The Regents’ (and/or SCRI’s, as applicable) interests in relation to the Patent Rights or Licensed Products and will consider any such reasonable reasons in good faith. If The Regents (and/or SCRI, as applicable) institutes such suit, then Licensee may not join such suit without The Regents’ and SCRI’s consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of The Regents’ or SCRI’s suit or any judgment rendered in that suit; provided, however, that, in the event Licensee desired to bring suit itself against the infringer but was not able to so because of The Regents’ or SCRI’s refusal to consent to be joined in a suit brought by Licensee, The Regents will not bring a suit against the Infringer and will not consent to be joined in a suit brought by SCRI against the infringer.
13.4Cooperation. Any litigation proceedings will be controlled by the party bringing the suit, except that The Regents and SCRI may be represented by independent counsels of their choice in any suit brought by Licensee. The Regents, SCRI and Licensee agree to be bound by all final and non-appealable determinations of patent infringement, validity and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Section 13 (Patent Infringement). Any agreement made by Licensee for purposes of settling litigation or other dispute that provides for the grant of a sublicense under the Patent Rights shall comply with the requirements of Section 3 (Sublicenses) of this Agreement.
13.5Costs & Recovery. Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties). Any recovery or settlement received in connection with any suit will first be shared by The Regents, SCRI and Licensee on a pro rata basis (based on litigation costs incurred) to cover any litigation costs each incurred and next will be paid to The Regents or Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit initiated by Licensee, any recovery in excess of litigation costs will be shared between Licensee and The Regents as follows: (i) for any recovery other than amounts paid for willful infringement, Licensee will retain [*] of such recovery, and The Regents will receive [*] of such recovery; and (ii) for any recovery for willful infringement, Licensee will retain [*] of such recovery and The Regents will receive [*] of such recovery. In any suit initiated by The Regents, [*] of any recovery in excess of litigation costs will belong to The Regents. Notwithstanding the foregoing, if Licensee joins such suit at The Regents’ request or is involuntarily joined, The Regents will receive [*] of any recovery and Licensee will receive the remaining [*]. To the extent SCRI is entitled under the applicable inter-institutional agreement between The Regents and SCRI to share in any recovery for infringement of an issued patent within the Patent Rights, The Regents’ sharing obligation shall be satisfied exclusively out of the amounts to which The Regents is entitled under this Section 13.5, and Licensee shall have no obligation to share any amounts to which it is entitled under this Section 13.5 with SCRI or to contribute toward satisfaction of The Regents’ sharing obligations.
14.INDEMNIFICATION
14.1Indemnification. Licensee will, and will require its Sublicensees to, indemnify, hold harmless and defend The Regents, SCRI, and The Regents’ and SCRI’s respective officers, trustees, directors, workforce members, employees and agents, and the inventors of the Patent Rights, and the sponsors of the research that led to the invention claimed by the Patent Rights, and their respective employers (collectively, “Indemnified Parties”), against any and all Third Party claims, suits, losses, damage, costs, fees and expenses (collectively, “Losses”) resulting from, or arising out of, the exercise of this license or any Sublicense, except for that portion of any such Losses that are directly and solely caused by The Regents’ or SCRI’s gross negligence or willful misconduct or a breach of this Agreement by The Regents. This indemnification will include, but not be limited to, any product liability. The Regents shall (i) promptly notify Licensee in writing of any claim or suit brought against The Regents (or SCRI) for which The Regents (or SCRI) intends to invoke the provisions of this Section 14.1 (Indemnification), and Licensee shall have the right to control the defense and settlement thereof (subject to Licensee’s information disclosure obligations and the consent requirements set forth below), and (ii) provide Licensee, at Licensee’s expense, with reasonable assistance and information with respect to the defense of such claims. Licensee will keep The Regents informed of its defense of any claims pursuant to this Section 14.1. In defending any such Indemnified Parties, Licensee may in no event make any admission of liability or admission of wrongdoing on the part of the Indemnified Party. Licensee will not settle any claim against any Indemnified Party without such Indemnified Party’s written consent if such settlement (a) would include any admission of liability or admission of wrongdoing on the part of the Indemnified Party, (a) would impose any restriction on the Indemnified Party’s conduct of any of its activities, (c) would require the Indemnified Party to pay any amount for such Losses, or (d) would not include an unconditional release of the Indemnified Party from all liability for claims that are the subject matter of the settled claim. If The Regents or SCRI is advised by legal counsel that there will be a conflict of interest if the Licensee’s counsel defends any claim under this Section 14.1, then The Regents (or SCRI) may retain counsel of its choice to represent it and Licensee will pay all expenses for such representation.
14.2Insurance. Commencing no later than the Effective Date of this Agreement and during the term of this Agreement, Licensee, at its sole cost and expense, will insure its activities in connection with any work performed hereunder and will obtain, keep in force, and maintain Commercial Form General Liability Insurance (contractual liability included) with limits as follows:
Prior to the first use of any Licensed Product in or on a human:
[*]: [*];
[*]: [*];
[*]: [*]; and
[*].
Commencing no later than [*] before the first use of any Licensed Product in or on a human:
[*]: [*];
[*]: [*];
[*]: [*];
[*]: [*]; and
[*].
Commencing no later than (i) [*] before the anticipated or (ii) the actual date (whichever is sooner) of market introduction of any Licensed Product:
[*]: [*];
[*]: [*];
[*]: [*];
[*]: [*]; and
[*].

During the time in which Licensee, or any entity acting on Licensee’s behalf, has patients enrolled in a clinical trial of a Licensed Product, Licensee will also insure against liability from any clinical trials for an amount not less than [*].
If the above insurance is written on a claims-made form, it must continue for [*] following termination or expiration of this Agreement. The coverage and limits above will not in any way limit Licensee’s liability under Section 14.1 (Indemnification).
14.3Certificates; Notification. Upon the execution of this Agreement, Licensee will furnish The Regents with certificates of insurance evidencing compliance with all applicable requirements set forth above. Thereafter, The Regents may from time to time request updated certificates of insurance evidencing compliance with all then-applicable requirements set forth above. Such certificates will indicate The Regents and SCRI as an additional insured(s) under the coverage described above in Section 14.2 (Insurance) and include a provision that the coverage will be primary and will not participate with, nor will be excess over, any valid and collectable insurance or program of self-insurance maintained by The Regents. Licensee will provide The Regents written notice if such insurance levels are reduced or cancelled.
15.NOTICES
15.1Any notice or payment hereunder will be deemed to have been properly given when sent in writing in English to the respective address below and will be deemed effective on the date of delivery (including by overnight courier) if delivered in person; three (3) business days after the date of mailing if mailed by first-class certified mail, postage paid; or if sent via email, when the recipient acknowledges having received that email, provided that automated replies and “read receipts” will not be considered acknowledgement of receipt.

For Licensee:	[*]
For The Regents:	[*]
All Advanced Payments due under this Agreement must be sent via wire transfer as follows. In order to ensure that funds are properly credited to your account, please reference invoice number or UC Control Number on all wire transfers.
Wire: [*] [*] ACH: [*] [*]
15.2Licensee Contact Information. Licensee must furnish to The Regents the completed licensee contact information form attached hereto as Appendix C concurrent to execution of this Agreement and incorporated herein by this reference, showing the contacts responsible for (i) Progress Reports, (ii) Patent Prosecution, and (iii) Financial Obligations.
16.ASSIGNABILITY
This Agreement is binding upon, and will inure to the benefit of, The Regents, its successors and assigns. Neither this Agreement, nor any of the rights or obligations under this Agreement, may be assigned, transferred or delegated (with any such action described herein as an “Assignment”), in whole or in part, by operation of law or otherwise, without the prior written consent of The Regents (and any purported Assignment shall be null and void) except if:

A.such Assignment is in conjunction with a bona fide arms’ length transaction to the successor in interest of the Licensee by way of merger, acquisition, sale of stock or sale of all or substantially all of the Licensee’s business or assets to which this Agreement relates; or
B.(1) the proposed assignment complies with U.S. law; (2) neither the proposed assignee, any entity or individual who owns or controls [*] or more of the proposed assignee, or any executive officer of the proposed assignee is on any restricted party list maintained by the U.S. government (such as the Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons list, the Bureau of Industry and Security’s Denied Parties List, the Entry List and the Office of Defense Trade Controls’ Debarred Persons Lists); (3) neither the proposed assignee nor any executive of the proposed assignee has been convicted of any crime in the four years immediately preceding the assignment and the proposed assignee confirms, in writing, that it is not aware of any pending investigation of any crime committed by the proposed assignee or any of its executive officers; and (4) the proposed assignee confirms, in writing, that (i) all of The Regents’ rights under the Agreement (e.g., audit) shall continue after the Assignment, and (ii) all obligations, terms, conditions and restrictions that apply to Licensee under the Agreement shall apply to the proposed assignee with the same force and effect. An Assignment made pursuant to this Section 16Bc shall, within [*] of such Assignment, be accompanied by (i) a written representation from the Licensee and proposed assignee to The Regents that these conditions have been met, and (ii) payment to The Regents of all royalties and other amounts due from Licensee as of the date of the Assignment. Licensee shall at all times remain liable to The Regents (jointly and severally with the proposed assignee) for the full and complete performance of Licensee’s obligations that arose under the Agreement prior to an Assignment made pursuant to this Section 16B.
17.GOVERNING LAWS AND VENUE
Choice of Law & Venue: THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction and without regard to which party drafted particular provisions of this Agreement, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application. Any legal action brought by the parties hereto relating to this Agreement will be conducted in Los Angeles, California.
18.COMPLIANCE WITH LAWS
18.1If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee will assume all legal obligations to do so. Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. Licensee will make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.
18.2Licensee agrees to comply with all applicable international, national, state, regional and local laws and regulations in performing its obligations hereunder and in its use, manufacture, sale or import of the Licensed Products. Licensee will observe all applicable United States and foreign laws with respect to the transfer or provision of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations. Licensee agrees to manufacture and use Licensed Products in compliance with applicable government importation laws and regulations of a particular country for Licensed Products made outside the particular country in which such Licensed Products are used, sold or otherwise exploited.
19.CONFIDENTIALITY
19.1During the term of this Agreement and for [*] after the termination or expiration of this Agreement, each party will treat and maintain the other party’s confidential information (“Confidential Information”) in confidence using at least the same degree of care as such party (the “Receiving Party”) uses to protect its own confidential information of a like nature and will use the Confidential Information of the other party (the “Disclosing Party”) solely to the extent necessary to exercise the Receiving Party’s rights or perform the Receiving Party’s obligations under this Agreement. Confidential Information can be written, oral, or both. The negotiated terms of this Agreement constitute the Confidential Information of both Parties. Confidential Information of The Regents includes patent prosecution related information and Associated Technology. Confidential Information of Licensee includes any progress reports and royalty reports delivered by Licensee to The Regents pursuant to this Agreement, any Sublicense agreement provided by Licensee to The Regents (including the terms and conditions thereof), and all information of Licensee to which The Regents or its accounting firm obtains access as a result of any audit conducted pursuant to Section 7.2 (but for clarity, The Regents will have the right to use all such information to enforce the rights it has under this Agreement).
19.2The Receiving Party (and, in the case of The Regents as the Receiving Party, SCRI) may disclose Confidential Information to its employees, trustees, directors, workforce members, agents, consultants, contractors, and co-owners (as applicable) and, in the case of Licensee, its Sublicensees, provided that such parties are bound by a like duty of confidentiality as that found in this Section 19 (Confidentiality). In addition, Licensee may disclose Confidential Information of The Regents to potential Sublicensees and to actual and potential investors in, or other financing sources of, Licensee and may disclose the terms of this Agreement to third parties in connection with due diligence investigations of the Licensee, provided, in each case, that such parties are bound by reasonable obligations of confidentiality and non-use. In addition, notwithstanding the preceding provisions of this Section 19.2, Licensee shall have the right to disclose to potential investors in, and other financing sources of, Licensee, on a non-confidential basis, the existence of this Agreement and the fact that Licensee has obtained an exclusive license under the Patent Rights. Notwithstanding anything to the contrary contained in this Agreement, The Regents and SCRI may release this Agreement, including any terms contained herein and information regarding payments or other income received in connection with this Agreement to the inventors, senior administrative officials employed by The Regents or SCRI, and individual Regents upon their request, provided such individuals are informed of the confidential nature of such information. In addition, notwithstanding anything to the contrary in this Agreement, if a Third Party inquires whether a license to Patent Rights is available, then The Regents and SCRI may disclose the existence of this Agreement and the scope of the license granted hereunder.
19.3Nothing contained herein will restrict or impair, in any way, the right of the Receiving Party to use or disclose any Confidential Information of the Disclosing Party that the Receiving Party can demonstrate by competent evidence: (a) was previously known to it prior to its disclosure by the Disclosing Party, as evidenced by the Receiving Party’s written records; (b) is now, or becomes in the future, public knowledge other than through acts or omissions of the Receiving Party in breach of this Agreement; or (c) was obtained lawfully and on a non-confidential basis from sources independent of the Disclosing Party, as evidenced by the Receiving Party’s written records. In addition, nothing contained herein will restrict or impair, in any way, the right of The Regents to disclose Confidential Information of Licensee that The Regents is required to disclose pursuant to the California Public Records Act.
19.4The Receiving Party also may disclose Confidential Information of the Disclosing Party that is required to be disclosed (i) to a governmental entity or agency in connection with seeking any governmental or regulatory approval, governmental audit, or other governmental contractual requirement, (ii) by order of a court of competent jurisdiction, or (ii) by law, e.g., California Public Records Act, provided that the Receiving Party uses reasonable efforts to give the Disclosing Party sufficient notice of such required disclosure to allow the Disclosing Party reasonable opportunity to object to, and to take legal action to prevent, such disclosure. Nothing in this Agreement will be construed to prevent The Regents or SCRI from reporting de- identified raw terms of this Agreement as part of a larger database.
19.5Upon termination (but not expiration) of this Agreement, the Receiving Party will destroy or return any of the Disclosing Party’s Confidential Information, including all Associated Technology (subject to Section 19.3), in its possession within [*] following the termination of this Agreement and provide each other with prompt written notice that such Confidential Information has been returned or destroyed. The Receiving Party may, however, retain one copy of such Confidential Information for the purpose of monitoring compliance with its continuing obligations hereunder or to the extent required by law, provided that such retained copy shall remain subject to the Receiving Party’s obligations under the preceding provisions of this Section 19.
20.MISCELLANEOUS
20.1Entire & Binding Agreement. This Agreement, which includes the attached Appendices A (Patent Rights), B (Royalty Statement), C (Licensee Contact Information), D (Form of Semiannual/Annual Progress Report), E (Stock Issuance Agreement), and F (Associated Technology), embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. The parties acknowledge that concurrently with execution of this Agreement they are executing that certain Exclusive License Agreement related to UCLA Case No. [*], which separate agreement shall not be affected by any term of this Agreement and will remain in full force and effect in accordance with its terms. This Agreement is not binding on the parties until it has been signed below on behalf of each party and is then effective as of the Effective Date. No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party. In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and such unenforceable provision shall be modified so that it is valid, legal, and enforceable and, to the fullest extent possible, reflects the intention of the parties.

20.2Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
20.3Waiver. No waiver by either party of any breach or default of any of the agreements contained herein will be deemed a waiver as to any subsequent and/or similar breach or default. No waiver of any right, remedy, or breach or default of this Agreement, shall be effective unless in writing and signed by the party to be charged.
20.4Independent Contractors. In performing their respective duties under this Agreement, each of the parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither party will have the power to bind the other party or incur obligations on the other party’s behalf without the other party’s prior written consent.
20.5Force Majeure. Other than with respect to any financial obligation, a party to this Agreement may delay the performance of that portion of any obligation hereunder if the performance of that portion of such obligation is rendered impossible due to any war, riot, or insurrection; strikes, lockouts, or other serious labor disputes; epidemic or pandemic; or floods, fires, explosions, or other natural disasters. The party subject to a Force Majeure event shall promptly notify the other party of the occurrence and particulars of such event and shall use reasonable efforts to avoid or remove such causes of non- performance as soon as is reasonably practicable. When such events have abated, the non-performing party’s obligations herein shall resume. Regardless of the reason for the Force Majeure event, the other party will have the right to terminate this Agreement if the non-performing party does not resume performance within [*] of the date such non- performing party asserted its performance was delayed by such event.
20.6Counterparts. This Agreement may be executed in one or more counterparts, each of which together will constitute one and the same Agreement. For purposes of executing this Agreement, a facsimile (including a PDF image delivered via email) copy of this Agreement, including the signature pages, will be deemed an original. The parties agree that neither party will have any rights to challenge the use or authenticity of a counterpart of this Agreement based solely on that its signature, or the signature of the other party, on such counterpart is not an original signature.
[SIGNTURE PAGE FOLLOWS:]

IN WITNESS WHEREOF, both The Regents and Licensee have executed this Agreement by their respective and duly authorized officers on the day and year written.

KALTHERA, INC. By: /s/ [*] Signature Name: [*] Title: [*] Date: 2/22/2021 | 2:40 PM PST	THE REGENTS OF THE UNIVERSITY OF CALIFORNIA By: /s/ [*] Signature Name: [*] Title: [*] Date: 2/22/2021 | 2:50 PM PST
THE REGENTS OF THE UNIVERSITY OF CALIFORNIA By: /s/ [*] Signature Name: [*] Title: [*] Date: 2/22/2021 | 3:43 PM PST

        Page 19 of #NUM_PAGES#

APPENDIX A
PATENT RIGHTS
[*]

APPENDIX B
ROYALTY STATEMENT
[*]

APPENDIX C
LICENSEE CONTACT INFORMATION
[*]

APPENDIX D
FORM OF SEMI-ANNUAL1/ANNUAL2 PROGRESS REPORT
[*]

1 [*]
2 [*]

APPENDIX E
STOCK ISSUANCE AGREEMENT
[*]

APPENDIX F
ASSOCIATED TECHNOLOGY
[*]